Exhibit 10.3
EMPLOYMENT AGREEMENT
As Amended and Restated Effective January 1, 2009
          THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is entered into as of the 14th day of May, 1999, among Sovran Self Storage, Inc., a Maryland corporation and Sovran Acquisition Limited Partnership, a Delaware limited partnership (the “Corporation” or the “Partnership”, respectively and collectively the “Company”), and Robert J. Attea (the “Executive”). The Agreement is amended and restated effective January 1, 2009.
W I T N E S S E T H:
          WHEREAS, the Executive is a valuable employee of the Company, an integral part of its management team and a key participant in the decision making process relative to short-term and long-term planning and policy for the Company;
          WHEREAS, the Company wishes to attract and retain well-qualified executive and key personnel and to assure continuity of management, which will be essential to its ability to evaluate and respond to any actual or threatened Change in Control (as defined below) in the best interests of shareholders;
          WHEREAS, the Company understands that any actual or threatened Change in Control will present significant concerns for the Executive with respect to his financial and job security;
          WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control and to assure to the Company the Executive’s services during the period in which such a Change in Control is threatened, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances; and
          WHEREAS, the Board of Directors of the Corporation (the “Board”) and the Partnership have determined that it would be in the best interests of the Company and its shareholders and partners to assure continuity in the management of the Company in the event of a Change in Control by entering into an employment continuation and noncompete agreement with Executive;
          WHEREAS, this Agreement has been amended and restated effective January 1, 2009 to include provisions intended to comply with final regulations promulgated under Internal Revenue Code (“Code”) Section 409A and shall be construed to the extent practicable so as to avoid causing any amounts payable to the

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Restated Employment Agreement with Robert J. Attea

Executive hereunder to be includable in his gross income under Code Section 409A(a)(1).
          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1. Employment
     (a) The Company hereby employs the Executive as Chairman of the Board and Chief Executive Officer of the Company and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.
     (b) During the term of this Employment Agreement and any renewal hereof (all references herein to the term of this Employment Agreement shall include references to the period of renewal hereof, if any), the Executive shall be and have the title of Chairman of the Board and Chief Executive Officer of the Company and shall devote his entire business time and all reasonable efforts to his employment in that capacity with such other duties as may be reasonably requested from time to time by the Board, which duties shall be consistent with his position and with those previously performed by Executive during the one year period prior to the date hereof. Except as hereafter expressly agreed in writing by the Executive, the Executive shall not be required to report to any single individual and shall report only to the Board as an entire body. For service as a director, officer and employee of the Company, the Company agrees that the executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and By-laws of the Company (including the provisions for advances), as the same may be amended from time to time.
2. Compensation
     The Company will pay Executive the salary and bonus and provide the benefits set forth in Exhibit A to this Employment Agreement.
3. Term
     This Employment Agreement shall have a continuous term until terminated as provided in Paragraph 4.
4. Termination
     (a) Death or Retirement. This Employment Agreement will terminate upon Executive’s death or retirement.

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

     (b) Disability. The Company may terminate this Employment Agreement upon at least thirty (30) days’ written notice in the event of Executive’s “disability.” For purposes of this Employment Agreement, the Executive’s “disability” shall be deemed to have occurred only after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after one hundred twenty (120) consecutive days, during which one hundred fifty (150) or one hundred twenty (120) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to substantially discharge his duties under this Employment Agreement. The date of disability shall be such one hundred fiftieth (150th) or one hundred twentieth (120th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive’s disability from the other, disputes whether the Executive’s disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Buffalo, New York area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.
     (c) Cause. The Company may terminate this Employment Agreement for “cause.” For purposes of this Employment Agreement, “cause” shall mean
(i)	The Executive’s fraud, commission of a felony, commission of an act or series of acts of dishonesty which are materially inimical to the best interests of the Company, or the Executive’s willful and substantial failure to perform his duties under this Employment Agreement, which failure has not been cured within a reasonable time (which shall not be less than thirty (30) days) after the Company gives notice thereof to the Executive; or

(ii)	The Executive’s material breach of any material provision of this Employment Agreement, which breach, if capable of being cured, has not been cured in all substantial respects within thirty (30) days) after the Company gives notice thereof to the Executive.

(iii)	The Executive’s commission of an act of moral turpitude, dishonesty or fraud which, in the good faith determination of the Board, would render his continued employment materially damaging or detrimental to the Company.
     (d) Termination Without Cause. The Company may terminate this Employment Agreement without cause by notifying Executive in writing of its election to terminate at least thirty (30) days before the effective date of termination. Executive

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Restated Employment Agreement with Robert J. Attea

may, on written notice to the Company, accelerate the effective date of termination to any other date of his choosing up to the date of notice of acceleration.
     (e) Termination for Good Reason. Executive may terminate this Employment Agreement for “Good Reason” which shall mean the occurrence of one or more of the following events provided that, in the case of events described in (i), (ii), (iii) or (iv), the Executive shall give the Company a written notice, within 90 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Company takes appropriate corrective action:
          “Good reason” shall exist if:
(i)	the Company materially changes the Executive’s duties and responsibilities as set forth in this Employment Agreement or changes his title or position without his consent;

(ii)	there arises a requirement that, in the Executive’s reasonable judgment, the services required to be performed by the Executive would necessitate the Executive moving his residence at least 50 miles from the Buffalo, New York area;

(iii)	the Company materially diminishes the salary, fringe benefits or other compensation being paid to the Executive;

(iv)	there occurs a material breach by the Company of any of its obligations under this Employment Agreement;

(v)	the Executive is not elected to the Board at any annual meeting of the Corporation’s shareholders;

(vi)	the failure of any successor of the Company to furnish the assurances provided for in Section 7(c).
In the case of events described in (i), (ii), (iii) or (iv), the Company shall have 30 days from the date of receipt of the written notice from the Executive stating his claim of Good Reason in which to take appropriate corrective action. If the Company does not cure the Good Reason, the Good Reason will be deemed to have occurred at the end of the 30-day period.
     (f) Termination By Mutual Agreement. This Employment Agreement may be terminated by mutual agreement of the Company and the Executive.

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

     (g) Resignation. Executive may terminate this Employment Agreement at any time with sixty (60) days’ written notice to the Company, and the Company may accelerate the effective date of termination to any other date up to the date of notice of acceleration.
     (h) Payment of Compensation Due. The Company will pay Executive on the effective date of termination all unpaid compensation accrued at the rate set forth on Exhibit A through the effective date of termination.
5. Severance Payments
     (a) Termination Without Cause or for Good Reason. The Company will make the severance payments specified in Section 5(b) or (c) below if this Employment Agreement is terminated pursuant to Sections 4(d) (Without Cause) or (e) (for Good Reason) hereof. In the event of such termination any outstanding stock options held by Executive shall be deemed to have vested immediately prior to such termination and shall be exercisable at any time during the balance of their original terms. In addition, the employee welfare benefits referred to in Exhibit A, Section 1(c) shall be continued for a period of thirty-six (36) months after termination of employment provided, however, the Executive and not the Company shall pay the premiums for any such benefits, where the payment of the premiums by the Company would constitute gross income to the Executive, during the 6-month period following the Executive’s Separation from Service.
     (b) Severance Payments Without Change in Control. As severance payments under this Section 5(b), the Company will pay Executive thirty-six (36) monthly payments each in an amount equal to 1/12th of the sum of the highest (i) salary payments made by the Company to Executive in any calendar year, (ii) bonus and other incentive compensation earned by Executive (whether or not deferred) with respect to services rendered to the Company during any calendar year and (iii) the value of any restricted stock awards during any calendar year. The 36 monthly payments described in the preceding sentence shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). The first six monthly payments shall be paid to the Executive in a lump sum within 30 days following his Separation from Service. The remaining thirty monthly payments shall be paid to the Executive in 30 separate payments on the first day of 30 successive calendar months with the first payment occurring on the first day of the seventh calendar month beginning after the date of the Executive’s Separation from Service. The parties affirm that it is their intent that the first six monthly payments be excluded from the application of Code Section 409A by reason of the “short-term deferral” rule set forth at Regulation §1.409A-1(b)(4).
     (c) Severance Payments With Change in Control.

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

     (i) Section 409A Change in Control. If this Employment Agreement is terminated pursuant to Section 4(d) (Without Cause) or Section 4(e) (for Good Reason) within two years after a Section 409A Change in Control of the Company has occurred, or if a Section 409A Change in Control of the Company occurs while the Company is making severance payments to the Executive pursuant to Section 5(b), Executive shall receive the severance payments specified in Section 5(b) (or the remaining balance thereof) in a lump sum. The lump sum shall be paid within 30 days after the effective date of the Executive’s Separation from Service or, if the Section 409A Change in Control occurs after the Executive’s Separation from Service, within 30 days after such Section 409A Change in Control.
     Notwithstanding the foregoing, the severance payments specified in Section 5(b) shall not be paid to the Executive (except for the lump sum equal to six monthly payments provided in the third sentence of Section 5(b)) before the day following the 6-month anniversary of the Executive’s Separation from Service unless Executive shall have received an opinion of counsel satisfactory to the Executive that payment before that date will not be a violation of Code Section 409A(a)(2)(B)(i) (concerning the 6-month delay rule). In the event that the Executive shall fail to obtain such an opinion of counsel, the Company or its successor shall, within 30 days after the later of the Executive’s Separation from Service or the Section 409A Change in Control, transfer the remaining balance of the monthly payments due the Executive to a rabbi trust (similar to the trust described in Revenue Procedure 92-64) under a trust agreement that requires payment of such remaining balance to the Executive in a lump sum on the day following the 6-month anniversary of the Executive’s Separation from Service.
     (ii) Non-Section 409A Change in Control. If this Employment Agreement is terminated pursuant to Section 4(d) (Without Cause) or Section 4(e) (for Good Reason) within two years after a Non-Section 409A Change in Control of the Company has occurred, or if a Non-Section 409A Change in Control of the Company occurs while the Company is making severance payments to the Executive pursuant to Section 5(b), the Company or its successor shall, within 30 days after the Non-Section 409A Change in Control, transfer the remaining balance of the monthly payments due the Executive to a rabbi trust (similar to the trust described in Revenue Procedure 92-64) under a trust agreement that requires payment of such remaining balance to the Executive from the trust in accordance with the original payment schedule under Section 5(b).
     (d) Reimbursement of Legal Fees and Expenses. The Company shall also reimburse the Executive (promptly upon documented request), the amount of all legal fees and expenses reasonably incurred by the Executive in connection with any good faith claim for severance compensation hereunder, including all such fees and expenses incurred in contesting or disputing, by arbitration or otherwise, any such

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

termination or in seeking to obtain or enforce any right or benefit provided by this Employment Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided hereunder.
     (e) Gross-up Payments. In the event that the payments or benefits (the “Severance Payments”) provided under this Section 5 are determined to be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay to the Executive additional amounts (the “Gross-Up Payments”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and on the Gross-Up Payments and any federal, state and local income and FICA tax imposed on the Gross-Up Payments, shall be equal to the Severance Payments.
     For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Transfer of the Company or the termination of the Executive’s employment (whether pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Transfer of the Company or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Severance Payments or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
     In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and FICA taxes imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal, state and local income and FICA tax

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.
     In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.
     Gross-Up Payments shall be made on the day following the 6-month anniversary of the Executive’s Separation from Service or, if later, on the day following the transfer of the Company.
     For the purposes of this Section 5(e), the term “Transfer of the Company” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2)(A)(i).
     (f) No Obligation To Mitigate Damages. Executive shall be under no obligation to mitigate damages with respect to termination and in the event Executive is employed or receives income from any other source there shall be no offset therefor against the amounts due from the Company hereunder.
6. Covenants and Confidential Information
     (a) The Executive acknowledges the Company’s reliance and expectation of the Executive’s continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company:
(i)	During the term of this Employment Agreement and, during the one-year period following the termination of this Employment Agreement, the Executive shall not: (A) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing self-storage facilities; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity is permitted ; or (B) directly or indirectly or by acting in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company, any Company employees.

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

(ii)	During and after the term of this Employment Agreement, the Executive shall not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with his employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives, or (E) is required to be disclosed by rule or law or by order of a court or governmental body or agency.
     (b) The Executive agrees and understands that the remedy at law for any breach by him of this Paragraph 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this Paragraph 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.
     (c) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
7. Miscellaneous
     (a) The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

     (b) The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
     (c) Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company must, within ten (10) days after Executive’s request, furnish its written assurance that it is bound to perform this Employment Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.
     (d) Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Buffalo, New York, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Section 6 hereof.
     (e) Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to the principal place of business of the Corporation and the Partnership, attention: President, and if mailed to the Executive, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other.
     (f) The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
     (g) This Employment Agreement supersedes all prior employment agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

     (h) This Employment Agreement shall be governed by and construed according to the laws of the State of New York.
     (i) Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.
8. Code Section 409A Matters
     (a) Definitions. The following terms shall have the following meanings when used in this Agreement:
(i)	“Separation from Service” shall have the meaning provided at Treas. Reg. §1.409A-1(h).

(ii)	“Section 409A Change in Control” shall mean a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5).

(iii)	“Non-Section 409A Change in Control” .” For the purposes of this Employment Agreement, a “Non-Section 409A Change in Control” shall be deemed to have occurred if any of the following have occurred:
(1)	either (A) the Corporation shall receive a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) (“Person”), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation or (B) the Company has actual knowledge of facts which would require any Person to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation;

(2)	purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company or an employee benefit plan sponsored or maintained by the Company or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

exchange offer to acquire any stock of the Corporation (or securities, including units of limited partnership interests, convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

(3)	approval by the shareholders of the Corporation of (A) any consolidation or merger of, or other business combination involving, the Corporation in which the Corporation is not to be the continuing or surviving entity or pursuant to which shares of stock of the Corporation would be converted into cash, securities or other property, other than a consolidation or merger or business combination of the Corporation in which holders of its stock immediately prior to the consolidation or merger or business combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or business combination as immediately before, or (B) any consolidation or merger or business combination in which the Corporation is the continuing or surviving corporation but in which the common shareholders of the Corporation immediately prior to the consolidation or merger or business combination do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation which owns all of the common stock of the Corporation), or (C) any sale, lease, exchange or other transfer by operation of law or otherwise (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation or the Partnership; or

(4)	a change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by the Corporation shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

(5)	more than fifty percent (50%) of the assets of the Corporation or the Partnership are sold, transferred or otherwise disposed of, whether by operation of law or otherwise, other than in the usual and ordinary course of its business.

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Restated Employment Agreement with Robert J. Attea

     (b) Rule Governing Payment Dates. In any case where this Agreement requires the payment of an amount during a period of two or more days that overlaps two calendar years, the payee shall have no right to determine the calendar year in which payment actually occurs
     (c) Compliance with Section 409A.  This Agreement is intended not to trigger additional taxes and penalties under Section 409A of the Internal Revenue Code and the final Treasury Regulations promulgated thereunder, whether by reason of the form or the operation of the Agreement. The Agreement shall at all times be interpreted, construed, and administered so as to avoid insofar as possible the imposition of excise taxes and other penalties under Section 409A of the Code. If any provision of this Agreement would trigger additional taxes and penalties under Section 409A of the Code and the final Regulations promulgated thereunder, such provision shall to the extent legally permissible be applied in a manner that most nearly accomplishes its objective without triggering such additional taxes and penalties.
          IN WITNESS WHEREOF, the parties have executed this Restated Employment Agreement on the 31st day of December, 2008.

SOVRAN SELF STORAGE, INC.

	By:	/s/ David L. Rogers

/s/ Robert J. Attea Robert J. Attea	Title:	CFO

SOVRAN ACQUISITION LIMITED PARTNERSHIP

	By	SOVRAN HOLDINGS INC.
General Partner

	By:	/s/ David L. Rogers

	Title:	CFO

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

EXHIBIT A
1. Compensation.
     During the term of the Employment Agreement the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 1 of this Exhibit A.
     (a) The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices (and in the event no less frequently than monthly) of Two Hundred Thousand Dollars ($200,000) per annum, subject to such increase (but not decrease) as may be determined by the Board from time to time, based upon the performance of the Company (on a consolidated basis) and the Executive.
     (b) The Executive shall be entitled to participate in the Company’s incentive compensation plans for senior executives. The Company shall pay to the Executive incentive compensation, if any, which such Executive is entitled to receive pursuant to such plan for each calendar year not later than March 15 following the end of such calendar year (or at such time as may be provided in such plan), prorated on a per diem basis for partial calendar years of service.
     (c) The Company shall provide to the Executive such life, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be available to other senior executive officers of the Company (the “Insurance Plans”). The coverage under the Insurance Plans shall be at least as favorable as those under the insurances provided to the Executive by the Company (or it predecessor) on the date on which the Employment Agreement was first entered into, subject to the Executive’s continued insurability under the Insurance Plans.
     (d) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof (and nothing in the Employment Agreement or this Exhibit A shall or shall be deemed to in any way effect the Executive’s right and benefits thereunder except as expressly provided herein.
     (e) The Executive shall be entitled to such periods of vacation and sick leave allowance each year as are determined by the Compensation Committee of the Board.
     (f) The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers of the Company. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

     (g) The Company shall reimburse the Executive or provide him with an expense allowance during the term of the Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.
     (h) The Company shall provide the Executive with an automobile allowance as exists from time to time under the Company’s policy.
2. Payment in the Event of Death or Permanent Disability.
     (a) In the event of the Executive’s death or “disability” (as defined in the Employment Agreement) during the term of the Employment Agreement, the Company shall pay to the Executive (or his successors and assigns in the event of his death) an amount equal to two (2) times the Executive’s then effective per annum rate of salary, as determined under Section 1(a) of this Exhibit A, plus a pro rata portion of the incentive compensation for the calendar year in which such death or permanent disability occurs, less, in the case of permanent disability, any amounts paid by the Company or under the Company’s disability insurance contracts.
     (b) The pro rata portion of the incentive compensation described in Section 2(a) shall be paid when and as provided in Section 1(b). The remainder of the benefit to be paid pursuant to Section 2(a) shall be paid as follows:
     (i) In the event of the Executive’s death, the remainder of the benefit shall be paid in eight (8) quarterly installments. The first installment shall be paid on the first day of the calendar quarter beginning after the Executive’s death and the remaining seven installments shall be paid on the first day of the next seven calendar quarters. The eight (8) equal quarterly installments shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii).
     (ii) In the event of the Executive’s disability, the remainder of the benefit shall be paid in twenty-four (24) monthly installments. The 24 monthly payments described in the preceding sentence shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). The first six monthly payments shall be paid to the Executive in a lump sum within 30 days following his Separation from Service. The remaining eighteen monthly payments shall be paid to the Executive in 18 separate payments on the first day of 18 successive calendar months with the first payment occurring on the first day of the seventh calendar month beginning after the date of the Executive’s

Sovran Self Storage, Inc.
Restated Employment Agreement with Robert J. Attea

Separation from Service. The parties affirm that it is their intent that the first six monthly payments be excluded from the application of Code Section 409A by reason of the “short-term deferral” rule set forth at Regulation §1.409A-1(b)(4).
     (c) Except as otherwise provided in Paragraphs 1(d) and 2(a), in the event of the Executive’s death or disability the Executive’s employment hereunder shall terminate and the Executive shall be entitled to no further compensation or other benefits under the Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or permanent disability, as the case may be.